PROMISSORY NOTE
                                 ---------------

$50,000.00                                                               6/23/00

For value received, the undersigned Gregory Hartwell ("Borrower") promises to pay to the order of 3Dshopping.com ("Lender"), at 308 Washington Boulevard, Marina del Rey, California, 90292 (or at such other place as Lender may designate in writing), the sum of $50,000.00, with interest from the date hereof on the unpaid principal at the rate of 10.00% annually. Reference is made to that certain Consultant Employment Agreement ("Consultant Agreement") dated as of March 1, 2000, which may forgive some or all of the amounts payable to Lender under this Note, as and if applicable.

1. REPAYMENT DATE: The unpaid principal and accrued interest shall be payable on the date which is either: six (6) months from the date of the Consultant
Agreement if Net Sales (as defined in the Consultant Agreement) are below $200,000 by such 6-month date; or one (1) year from the date hereof if Net Sales (as defined in the Consultant Agreement) meet or exceed $200,000 by such 6-month date ("Loan Payment Date").

2. PREPAYMENT/PAYMENT TERMS: Borrower may prepay this Note (in whole or in part) prior to the due date with no prepayment penalty. All payments on this Note shall be applied first in payment of accrued interest and any remainder in payment of principal. If any payment obligation under this Note is not paid by the Loan Payment Date, Borrower promises to pay all costs of collection, including reasonable attorney fees, whether or not a lawsuit is commenced as part of the collection process. All payments of principal and interest on this Note shall be paid in the legal currency of the United States. Borrower waives presentment for payment, protest, and notice of protest and nonpayment of this Note.

3. LOAN SECURITY: This Note is secured by a Security Agreement dated as of even date herewith. Lender is not required to rely on the above security instrument and the assets secured therein for the payment of this Note in the case of default, but may proceed directly against the Borrower.

4. DEFAULT: If any of the following events of default occur, this Note and any other obligations of the Lender, shall become due immediately, without demand or notice:

     1) the failure of the Borrower to pay the principal and any accrued interest in full on or before the Due Date;

     2)   the death of the Borrower;

     3) the filing of bankruptcy proceedings involving the Borrower as a Debtor;

     4)   the application for appointment of a receiver for the Borrower;

     5) the making of a general assignment for the benefit of the Borrower's creditors;

     6)   the insolvency of the Borrower; and

     7) the misrepresentation by the Borrower to the Lender for the purpose of obtaining or extending credit.

In addition, the Borrower shall be in default if there is a sale, transfer, assignment, or any other disposition of any assets pledged as security for the payment of this Note, or if there is a default in any security agreement which secures this Note.

5. SEVERABILITY: If any one or more of the provisions of this Note are determined to be unenforceable, in whole or in part, for any reason, the remaining provisions shall remain fully operative.

6. NO WAIVER: No renewal or extension of this Note, delay in enforcing any right of the Lender under this Note, or assignment by Borrower of this Note shall affect the liability of the Borrower. All rights of Lender under this Note are cumulative and may be exercised concurrently or consecutively at Lender's option.

7. APPLICABLE LAW: This Note shall be construed in accordance with the laws of the State of California.



ACCEPTED AND AGREED:


GREGORY HARTWELL             ("Borrower")



By
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                 Date


3DSHOPPING.COM               ("Lender")


By
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  Its            Date